Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 29, 2009 (the “Closing Date”) between OXFORD FINANCE CORPORATION, a Delaware corporation (“Lender”), and SCIENT’X USA, INC., a Florida corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following IFRS. Calculations and determinations must be made following IFRS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.1.1 Growth Capital Loan Facility.

(a) Availability. Subject to the terms and conditions of this Agreement, on the Closing Date, Lender shall make one (1) Growth Capital Advance to Borrower in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000). Borrower may transfer the proceeds of the Growth Capital Advance to any of the other Credit Parties as long as the transfer is evidenced by instruments substantially in the form attached on Schedule 2.1.1.

(b) Repayment. Borrower shall make monthly payments of interest only, in arrears, commencing on the first day of the second month following the month in which the Funding Date occurs and continuing thereafter on the first day of each successive calendar month during the Interest Only Period. Commencing on the Amortization Date, Borrower shall make thirty (30) equal monthly payments of principal and interest, in arrears, which would fully amortize the outstanding amount of the Growth Capital Advance. All unpaid principal and accrued and unpaid interest and all other amounts due on account of the Growth Capital Advance are due and payable in full on the Maturity Date. The Growth Capital Advance may only be prepaid in accordance with Sections 2.1.1(d) or 2.1.1(e). Borrower shall pay any initial partial month’s interest from the Closing Date through the first day of the following month.

(c) Final Payment. On the Maturity Date, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to the Growth Capital Advance, an amount equal to the Final Payment.

(d) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Growth Capital Advance made by Lender under this Agreement, provided Borrower, (i) provides written notice to Lender of its election to prepay the Growth Capital Advance at least seven (7) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued interest on the Growth Capital Advance, (B) the Prepayment Fee, (C) the Final Payment, plus (D) all other sums, if any, that have become due and payable, including Lender Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

(e) Mandatory Prepayment Upon an Acceleration. If the Growth Capital Advance is accelerated, following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest on the Growth Capital Advance, (ii) the Prepayment Fee, (iii) the Final Payment, plus (iv) all other sums, if any, that shall have become due and payable, including Lender Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under the Growth Capital Advance shall accrue interest, which interest shall be payable in arrears, at a fixed per annum rate equal to 12.42%, which interest shall be payable monthly, in arrears, in accordance with Section 2.2(e) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender. For the avoidance of doubt, as soon as an Event of Default triggering the Default Rate is cured subject to confirmation by Lender (such confirmation not to be unreasonably withheld), the outstanding Obligations shall cease bearing interest at the Default Rate and shall continue to bear interest at the ordinary rate set forth in Section 2.2(a).

(c) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) Debit of Accounts. Lender may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, through automatic debit of such accounts, Automated Clearinghouse (“ACH”) or other transfers, for principal and interest payments or any other amounts Borrower owes Lender when due. These debits shall not constitute a set-off.

(e) Payments. Unless otherwise provided, interest is payable monthly, in arrears, in accordance with Section 2.1.1, on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Fees. Borrower shall pay to Lender:

(a) Facility Fee. A fully earned, non-refundable loan fee of Seventy Five Thousand Dollars ($75,000) (the “Facility Fee”), receipt of which is acknowledged by Lender;

(b) Final Payment. The Final Payment when due on the Growth Capital Maturity Date or pursuant to the terms of Sections 2.1.1(d) or 2.1.1(e);

(c) Prepayment Fee. The Prepayment Fee, when due hereunder; and

(d) Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, and after the Closing Date, all Lender Expenses within ten (10) Business Days of Lender’s delivery to Borrower of reasonable documentation and invoices related to such Lender Expenses.

3 CONDITIONS OF LOAN

3.1 Conditions Precedent to Growth Capital Advance. Lender’s obligation to make the Growth Capital Advance is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreement(s);

(c) each Credit Party’s Operating Documents;

(d) certificates of good standing issued by the Secretary of State of the States of Florida and Pennsylvania as of a date no earlier than forty five (45) days prior to the Closing Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) a guaranty executed by each of the Guarantors (other than Scient’x Italia S.r.l.);

(g) security instruments, including pledges of the stock or share charges of Scient’x, S.A. owned by Scient’x Groupe, S.A. and of the stock owned by Scient’x, S.A. of each of its direct Subsidiaries (other than Scient’x Italia S.r.l. and Scient’x Australia Pty Ltd.) and pledges of the other personal property of the Guarantors, duly executed by each Guarantor (other than Scient’x Italia S.r.l.);

(h) a Success Fee Agreement;

(i) an Intellectual Property Security Agreement for Scient’x, S.A. and Borrower;

(j) evidence of repayment of certain loans by Scient’x, S.A of loans listed on Exhibit E attached hereto;

(k) a landlord waiver;

(l)(i) a signed copy of the “Convention d’avance en compte courant” entered into between Healthpoint (Luxembourg) II, S.à.r.l, Scient’x Groupe S.A. and Scient’x, S.A.; (ii) evidence that Scient’x, S.A. has transferred an amount of at least €1,787,099.35 to the Borrower; (iii) a duly executed letter of Healthpoint (Luxembourg) II S.à.r.l to the Lender by which Healthpoint (Luxembourg) II S.à.r.l undertakes to vote in favour of the capitalization of its advance of €3.85 million to Scient’x Groupe S.A.; (iv) a duly executed letter of Scient’x Groupe S.A. to the Lender by which Scient’x Groupe S.A. undertakes to vote in favour of the capitalization of its advance of €3.85 million to Scient’x, S.A.; and (v) a duly executed letter of Healthpoint (Luxembourg) I, S.à.r.l. to the Lender by which Healthpoint (Luxembourg) I, S.à.r.l. undertakes to vote in favour of the capitalization of Scient’x Groupe S.A.’s advance of €3.85 million to Scient’x, S.A.;

(m) forms of loan and security instruments reasonably acceptable to Lender evidencing any advances or Investments after the Closing Date by a Credit Party in or to Surgiview, S.A.S.;

(n) duly executed original signatures to the completed Borrowing Resolutions for each Credit Party (other than Scient’x Italia S.r.l. and Scient’x Australia Pty Ltd.);

(o) certified copies, dated as of a recent date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any termination statements under the Code) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Growth Capital Advance, will be terminated or released;

(p) Perfection Certificates executed by or on behalf of each Credit Party other than Scient’x Australia Pty Ltd.;

(q) opinions of Covington & Burling LLP, Darrois Villey Maillot Brochier, and other counsel to Borrower and each Guarantor (other than Scient’x Italia S.r.l.) dated as of the Closing Date;

(r) evidence satisfactory to Lender that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender; and

(s) payment of the fees and Lender Expenses then due as specified in Section 2.3 hereof.

3.2 Conditions Precedent to all Credit Extensions. Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) Borrower shall have duly executed and delivered to Lender a note in the amount of the Credit Extension;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension; and

(c) in Lender’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower shall deliver to Lender each item required to be delivered to Lender under this Agreement as a condition to any Credit Extension. A Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Growth Capital Advance set forth in this Agreement, the Growth Capital Advance shall be made upon Borrower’s irrevocable written notice delivered to Lender in the form of a Payment/Advance Form, executed by a Responsible Officer of Borrower or his or her designee. Lender may rely on any telephone notice given by a person whom Lender believes is a Responsible Officer or designee. Borrower will indemnify Lender for any loss Lender suffers due to such reliance. Such Notice of Borrowing must be received by Lender prior to 12:00 p.m. Eastern time, at least one (1) day prior to the requested Funding Date.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have priority by operation of law under this Agreement). If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof (and further details as may be required by Lender) and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lender’s obligation to make Credit Extensions has terminated, Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Each Credit Party is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. In connection with this Agreement Borrower, Scient’x, S.A., Scient’x Groupe, S.A., Surgiview, S.A.S. and Scient’x (UK) Limited have delivered to Lender Perfection Certificates. Borrower represents and warrants to Lender that (a) each Credit Party’s exact legal name is that indicated on the Perfection Certificates and on the signature page hereof with respect to those Credit Parties signing or acknowledging the Agreement; (b) each Credit Party is an organization of the type and is organized in the jurisdiction set forth on the Perfection Certificates; (c) the Perfection Certificates accurately set forth each Credit Party’s organizational identification number or accurately states that such Credit Party has none; (d) the Perfection Certificates accurately set forth each Credit Party’s place of business, or, if more than one, such Credit Party’s chief executive office as well as each Credit Party’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificates, no Credit Party (and none of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to each Credit Party and their Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificates after the Closing Date to the extent permitted by one or more specific provisions in this Agreement). If a Credit Party is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with such Credit Party’s organizational identification number.

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized, and do not, except as set forth on the Perfection Certificates, (i) conflict with any of such Credit Party’s organizational documents, (ii) contravene, conflict with, constitute a default in any material respect, under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Credit Party or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which any Credit Party is bound. No Credit Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

5.2 Collateral. Each Credit Party has good title to, has rights in, and the power to grant a security interest in, each item of the Collateral upon which it purports to grant a Lien, free and clear of any and all Liens except Permitted Liens. No Credit Party has any deposit accounts other than the deposit accounts described in the Perfection Certificates, or of which Borrower has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates. None of the components of the Collateral shall be maintained at locations other than (i) for Inventory maintained with distributors or customers in the ordinary course of Borrower’s business, (ii) as provided in the Perfection Certificates, or (iii) as permitted pursuant to Section 7.2.

Except as set forth on the Perfection Certificates, each Credit Party is the sole owner of, or otherwise has the right to use, such intellectual property, as each Credit Party, as applicable, uses as of the Closing Date in the conduct of its business in the ordinary course. Except as set forth on the Perfection Certificates, (i) to the knowledge of the Responsible Officers, each patent owned by the Credit Parties is valid and enforceable, (ii) no part thereof has been judged invalid or unenforceable, and (iii) no claim has been made in writing to any Credit Party that the practice thereof by any such Credit Party violates the rights of any third party, which claim could reasonably be expected to result in a Material Adverse Change.

Except as set forth on the Perfection Certificates, no Credit Party is a licensee under any material license agreement that prohibits or otherwise restricts a Credit Party from granting a security interest in its interest in such license agreement or any other property. Each Credit Party shall provide written notice to Lender within ten (10) Business Days prior to entering or becoming bound by any such material license (other than over-the-counter software that is commercially available to the public), and shall take such steps as Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) the Credit Party’s interest in such license agreement to be deemed “Collateral” and for Lender to have a security interest in such property that might otherwise be restricted or prohibited by law or by the terms of such license agreement, and (y) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.

5.3 Litigation. Except as set forth in the Perfection Certificates, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Credit Party involving more than One Hundred Thousand Dollars ($100,000).

5.4 No Material Deviation in Financial Statements. All consolidated financial statements delivered to Lender fairly present in all material respects the Credit Parties’ consolidated financial condition and consolidated results of operations for the time period covered by such financial statements. There has not been any material deterioration in the Credit Parties’ consolidated financial condition since the date of the most recent financial statements submitted to Lender.

5.5 Solvency. Excluding the effect of liabilities owed to Scient’x S.A, Scient’x Groupe S.A. or Borrower pursuant to shareholder loans, the fair salable value of each Credit Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Credit Party is left with unreasonably small capital after the transactions in this Agreement; and each Credit Party (without taking into account such Credit Party’s obligations under any guarantee to Lender) is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. No Credit Party is (a) an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended, (b) engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors), or (c) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Each Credit Party has complied in all material respects with all material laws, ordinances or rules applicable to it. No Credit Party’s properties or assets has been used by any Credit Party or, to the knowledge of the Responsible Officers, by previous Persons, in disposing, producing, storing, treating or transporting any hazardous substance other than legally. Each Credit Party has (i) obtained all consents, approvals and authorizations of, (ii) made all declarations or filings with, and (iii) given all notices to, all Governmental Authorities that, in the case of each (i), (ii) and (iii) above, are necessary to continue their respective businesses, in all material respects, as currently conducted.

5.7 Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. For any periods as to which the applicable statutes of limitations have not run, and except for deferred payment of any taxes contested in good faith by such Credit Party by appropriate proceedings promptly and diligently instituted and conducted, each Credit Party has timely filed all required tax returns and reports, and has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Credit Party. Each Credit Party may defer payment of any contested taxes, provided that each Credit Party (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. There are no claims or adjustments proposed for any of any Credit Party’s prior tax years that could result in additional taxes becoming due and payable by such Credit Party. Each Credit Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, as applicable, and no Credit Party has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of a Credit Party, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, as applicable.

5.9 Use of Proceeds. Borrower and each other Credit Party shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Affiliate Agreements. Any material agreements between or among any Credit Parties are listed on Schedule 5.10.

5.11 Full Disclosure. No written representation, warranty or other statement of any Credit Party in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6 AFFIRMATIVE COVENANTS

6.1 Government Compliance. Each Credit Party shall maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to take such action would not reasonably be expected to result in a Material Adverse Change; provided, that no Credit Party may permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse. Each Credit Party shall comply, in all material respects, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to result in a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Lender: (i) as soon as available, but no later than forty-five (45) days after the last day of each fiscal month of the Borrower, company prepared consolidated and consolidating balance sheets and income statements covering the Credit Parties’ operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Lender; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under IFRS, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s or any Credit Party’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened in writing against any Credit Party, and of which such Credit Party has knowledge, that could result in damages or costs to any Credit Party or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more; and (vi) such budgets, sales projections, operating plans and other financial information reasonably requested in writing by Lender.

(b) Within forty-five (45) days after the last day of each month, Borrower shall deliver to Lender with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement for the period covered by such financial statements.

(c) Upon five (5) Business Days written notice to Borrower, Borrower shall allow Lender, during normal business hours, to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing.

(d) Deliver to Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law and that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise result in a Material Adverse Change.

(e) Promptly notify Lender of any circumstance that results in the Chief Executive Officer or the Chief Financial Officer and Chief Operating Officer of Scient’x, S.A. not being actively engaged in the management of Scient’x, S.A., and the hiring and approval by the Board of Directors of Scient’x, S.A. of such person’s replacement.

6.3 Inventory; Returns. Each Credit Party shall (a) use reasonable commercial efforts to keep all Inventory in good and marketable condition, free from material defects, (b) follow customary practices as they exist at the Closing Date as to returns and allowances between each Credit Party and its Account Debtors, and (c) promptly notify Lender of all returns, recoveries and disputes and claims with respect to the foregoing that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Each Credit Party shall timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lender, promptly following written demand by Lender, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Each Credit Party shall maintain its respective business and property insured for risks and in amounts standard for companies in their respective industries, and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender. All of Borrower’s property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all of Borrower’s liability policies shall show, or have endorsements showing, Lender as an additional insured. All of Borrower’s policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy. Promptly following Lender’s written request, Borrower shall deliver certified copies of policies and evidence of all premium payments to Lender. If any Credit Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent.

6.6 Operating Accounts.

(a) The Credit Parties shall maintain all Collateral Accounts with the banks or financial institutions set forth in Schedule 6.6. Borrower, Scient’x, S.A. and Scient’x Groupe, S.A. shall cause their respective Collateral Accounts to be subject to Control Agreements (or their equivalents) in favor of and in form and substance reasonably acceptable to Lender. Within one hundred and eighty (180) days of the Closing Date and in accordance with Section 6.13, Scient’x Italia S.r.l. shall cause its Collateral Accounts to be subject to Control Agreements (or their equivalents) in favor of and in form and substance reasonably acceptable to Lender.

(b) Each Credit Party shall provide Lender five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than the banks or financial institutions set forth in Schedule 6.6. Borrower, Scient’x, S.A., Scient’x Groupe, S.A., and Scient’x Italia S.r.l. shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument in form and substance reasonably acceptable to Lender.

6.7 Performance to Plan. The consolidated revenue of Scient’x, S.A. and its Subsidiaries, tested quarterly on a trailing six-month basis, shall not be less than eighty percent (80%) of the projected revenue for such period set forth on Annex I attached hereto (the “Quarterly Revenue Covenant”). As provided in Section 8.2(a) of this Agreement, failure to achieve the Quarterly Revenue Covenant shall constitute an Event of Default (as defined in Section 8), providing Lender with all the rights and remedies set forth in this Agreement, including Section 9 and Section 2.2(b). To the extent that following an Event of Default caused by a failure to achieve the Quarterly Revenue Covenant, (a) the Lender decides (in its sole discretion) to impose the Default Rate on the Obligations as provided by Section 2.2(b) and (b) the Borrower achieves the Quarterly Revenue Covenant in the immediately following quarter subject to confirmation by Lender (such confirmation not to be unreasonably withheld), the outstanding Obligations shall cease bearing interest at the Default Rate and shall continue to bear interest at the ordinary rate set forth in Section 2.2(a). Nothing in this Section 6.7 shall be construed to grant Borrower a cure period in respect of this Section 6.7 that would prevent Lender from immediately exercising all rights and remedies available to it under this Agreement following an Event of Default caused by a failure to achieve the Quarterly Revenue Covenant.

6.8 Protection and Registration of Intellectual Property Rights. Each Credit Party shall (a) exercise commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Lender in writing of any known material infringements of its intellectual property that is owned by such Credit Party and material to its business and (c) exercise commercially reasonable efforts to not permit any such intellectual property to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed. If a Credit Party (i) becomes the owner of any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then such Credit Party shall promptly provide written notice thereof to Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Lender shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Lender in such property. If any Credit Party decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Lender with at least ten (10) days prior written notice of such Credit Party’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Lender may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Lender in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Lender copies of all applications that any Credit Party files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Lender to perfect and maintain a first priority perfected security interest in such property.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, each Credit Party shall, at the written request of Lender, make available to Lender, without expense to Lender, each Credit Party and its officers, employees and agents and such Credit Party’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to any Credit Party.

6.10 Notices of Litigation and Default. Borrower shall give prompt written notice to Lender of any litigation, other than litigation disclosed on the Perfection Certificates, or governmental proceedings pending or threatened (in writing) against any Credit Party which would reasonably be expected to result in a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon any Credit Party (or any officer thereof) becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Lender of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.11 Creation/Acquisition of Subsidiaries. (a) Borrower shall give prompt written notice to Lender of the creation or acquisition by any Credit Party of any Subsidiary, (b) and each such Credit Party, as applicable, shall take all such action as may be reasonably required by Lender to cause such Subsidiary to guarantee the Obligations and grant a security interest in the assets of such Subsidiary to Lender on terms reasonably acceptable to Lender, and (c) each such Credit Party, as applicable, shall grant to Lender a first priority perfected security interest in the stock, units or other evidence of ownership of such Subsidiary owned by such Credit Party on terms reasonably acceptable to Lender. Lender acknowledges that the bylaws of Scient’x, S.A. require that each director of Scient’x, S.A. hold at least one share of its stock. Lender agrees that until such time as the bylaws of Scient’x, S.A. are amended to eliminate this requirement, Lender will, upon the request of Scient’x, S.A. in connection with the appointment of a new member of the Scient’x, S.A. board of directors, promptly release one share of Scient’x, S.A. stock from the pledge of Scient’x, S.A. shares referred to in Section 3.1(g) on the same terms as other shares of existing directors, to allow such share to be transferred to the new member of the board of Scient’x, S.A. pursuant to an agreement called “Prêt de consommation d’action”; provided that upon amendment of such bylaws, such “Prêt de consommation d’action” shall be automatically terminated and any such shares shall become subject to the pledge.

6.12 Advances to Credit Parties. All advances or Investments by any Credit Party to or in another Credit Party shall be evidenced by one or more promissory note(s) or loan agreements substantially in the forms attached as Schedule 2.1.1 or otherwise by documents reasonably acceptable to Lender and such promissory note(s) and/or documents shall be pledged to Lender as Collateral in the case of Borrower and pursuant to the relevant guarantee and security documentation with respect to other Credit Parties. Any advance or Investment to or in Surgiview, S.A.S. or Scient’x Australia Pty Ltd, shall be secured by a first priority charge over the personal property of such entity. Except when the direct recipient of the advance is Surgiview, S.A.S. or Scient’x Australia Pty Ltd, the proceeds of such advances or Investments shall be funded into one or more accounts over which Lender has a security interest.

6.13 Scient’x Italia S.r.l.; Scient’x Australia Pty Ltd. (a) Within one hundred eighty (180) days after the Closing Date, (i) Scient’x Italia S.r.l. shall deliver to Lender an unconditional guaranty and security instruments and (ii) Scient’x, S.A. shall deliver to Lender an agreement pledging the shares of Scient’x Italia S.r.l. owned by Scient’x, S.A., such documents in each case to be in form and substance reasonably acceptable to Lender, provided that if Lender has not received those documents within such 180 day period, but Credit Parties are exercising commercially reasonable efforts to deliver them to Lender, then subject to the consent of Lender, not to be unreasonably withheld, Credit Parties may have an additional time period, not to exceed 180 days, in which to cause those documents to be delivered.

(b) Within sixty (60) days of the Closing Date, (i) Scient’x Australia Pty Ltd shall deliver to Lender an acknowledgement of this Agreement and a Perfection Certificate and (ii) Scient’x, S.A. shall deliver to Lender an agreement pledging the shares of Scient’x Australia Pty Ltd. owned by Scient’x, S.A., such documents in each case to be in form and substance reasonably acceptable to Lender.

(c) No Credit Party shall make any advance to, or Investment in, Scient’x Italia S.r.l. until Lender has received the documents set forth in Section 6.13(a). No Credit Party shall make any advance to, or Investment in, Scient’x Australia Pty Ltd until Lender has received the documents set forth in Section 6.13(b). Failure to deliver the documents set forth in this Section 6.13 within the period(s) specified shall constitute an Event of Default.

6.14 Further Assurances. Each Credit Party shall execute any further instruments and take further action as Lender reasonably requests in writing to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents.

7 NEGATIVE COVENANTS

7.1 Dispositions. No Credit Party shall convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of Inventory among Credit Parties for the purpose of reducing costs or enhancing deliveries to customers; (c) of worn-out or obsolete Equipment; (d) in connection with Permitted Liens and Permitted Investments; and (e) of non-exclusive licenses for the use of the property of any Credit Party or its Subsidiaries in the ordinary course of business.

7.2 Changes in Business, Management, Control, or Business Locations. Without the prior written consent of Lender, (a) no Credit Party shall engage in any business other than the businesses currently engaged in by such Credit Party, as applicable, or reasonably related thereto; (b) no Credit Party shall liquidate or dissolve; or (c) no Credit Party shall (i) have a Key Person Event or (ii) permit or shall suffer any Change in Control. Without at least ten (10) days prior written notice to Lender, no Credit Party shall: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in such Credit Party’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Without the prior written consent of Lender, no Credit Party shall merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person, provided that a Subsidiary may merge or consolidate into another Subsidiary or into another Credit Party.

7.4 Indebtedness. Without the prior consent of Lender, no Credit Party shall create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Except for Permitted Liens, (a) no Credit Party shall create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts; (b) Borrower shall not permit any Collateral not to be subject to the first priority security interest granted herein; and (c) no Credit Party shall enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person that directly or indirectly prohibits or has the effect of prohibiting any Credit Party from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Credit Party’s property.

7.6 Maintenance of Collateral Accounts. No Credit Party shall maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. Without the prior consent of Lender, no Credit Party shall (a) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments.

7.8 Transactions with Affiliates. No Credit Party shall enter into or permit to exist any material transaction with any Affiliate of any Credit Party except for transactions contemplated by the Loan Documents (including as permitted under Section 7.1) and transactions that are in the ordinary course of business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable).

7.9 Subordinated Debt. No Credit Party shall (a) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.

7.10 Compliance. No Credit Party shall become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose. No Credit Party shall (i) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, (ii) fail to comply with the Federal Fair Labor Standards Act or violate in any material respect any other material law or regulation, (iii) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan, in all cases where such failure or withdrawal could reasonably be expected to result in a Material Adverse Change.

7.11 Indebtedness Payments. Except for regularly scheduled payments made in respect of the financial, equipment, automobile and other leases set forth in the Perfection Certificates, no Credit Party shall (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement or due Lender) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Maturity Date).

8.2 Covenant Default.

(a) Any Credit Party fails or neglects to perform any obligation in Section 6.2, 6.3, 6.4, 6.6, 6.7, 6.11, 6.12 or 6.13 or violates any covenant in Section 7; or

(b) Any Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Document to which it is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by such Credit Party be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then such Credit Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (provided that, as to any guaranty provided by a Guarantor, the cure period, if any, will be as stated in the guaranty, as specified in Section 8.10, and not the fifteen (15) days specified in this Section);

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds in excess of One Hundred Thousand Dollars ($100,000) of a Credit Party or of any entity under control of a Credit Party (including a Subsidiary) on deposit with any of the banks or financial institutions disclosed in the Perfection Certificates, or (ii) a notice of lien, levy, or assessment is filed against any of a Credit Party’s assets having a fair market value in excess of One Hundred Thousand Dollars ($100,000) by any government agency, and the same under subclauses (a)(i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise) and the Borrower shall not, within such thirty (30) day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; and (b) (i) any material portion of a Credit Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Credit Party from conducting any part of its business, and the same under (b)(i) and (ii) hereof shall not have been discharged, bonded or a stay of execution thereof shall not have been procured, within thirty (30) days from the date of entry thereof and the Borrower shall not, within such thirty (30) day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

8.5 Insolvency. (a) Any Credit Party is unable to pay its debts (including trade debts but excluding uncalled obligations of any Credit Party to Lender under any guaranty issued to Lender) as they become due; (b) any Credit Party otherwise becomes insolvent under the laws of the applicable jurisdiction; (c) any Credit Party begins an Insolvency Proceeding; or (d) an Insolvency Proceeding is begun against any Credit Party and not dismissed or stayed within thirty (30) days;

8.6 Other Agreements. There is a default in any agreement to which any Credit Party is a party with a third party or parties resulting in a right, by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could reasonably be expected to result in a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against any Credit Party and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Any Credit Party or any Person acting for such Credit Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between any Credit Party and any creditor of such Credit Party that signed a subordination, intercreditor, or other similar agreement with Lender, or any creditor that has signed such an agreement with Lender breaches any terms of such agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect or (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations and such failure continues beyond the grace or cure period, if any, specified in such guaranty.

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above that could reasonably be expected to result in a Material Adverse Change.

9 LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing any Credit Party money of Lender’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available at a place to be designated by Lender that is commercially reasonable. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of any Credit Party over which it has control, or (ii) any amount held by Lender owing to or for the credit or the account of any Credit Party;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Borrower hereby grants Lender, effective for the duration of any Event of Default and to the extent permitted by law, a non-exclusive, royalty-free license or other right to use, without charge, each Credit Party’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section and for no other purpose;

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Credit Extensions hereunder. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If any Credit Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. No Credit Party shall have any right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by any Credit Party to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion. Each Credit Party shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5 Lender’s Liability for Collateral. Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Credit Parties bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by any Credit Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower, for itself an on behalf of each other Credit Party, waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which any Credit Party is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission or electronic mail transmission, provided that a transmission by electronic mail shall be deemed to have been validly served, given, or delivered only if notice is also delivered by one of the methods of delivery set forth in Sections 10(a), (c) or (d) within two (2) Business Days of such email transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	SCIENT’X USA, INC.
900 Airport Road, Suite 3B
West Chester, PA 19380
Attn: Chief Financial Officer
Fax: (610) 840 6295
Email: A.Custin@scientxusa.com

If to Lender:	OXFORD FINANCE CORPORATION
133 N. Fairfax Street
Alexandria, VA 22314
Attn: Tim A. Lex, Chief Operating Officer
Fax: (703) 519-5225
Email: tlex@oxfordfinance.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in the Borough of Manhattan, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower shall indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Lender and Borrower, except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Limitation of Liability. Lender shall in no case be liable for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. The terms and conditions set forth in the Confidentiality Agreement between Lender and Borrower, dated March 9, 2008 and attached hereto as Exhibit F shall govern the use and disclosure by Lender of any of the Credit Parties’ confidential information in connection with this Agreement. Lender may use confidential information regarding the terms of this Agreement and any Credit Party’s financial results for the development of client databases, reporting purposes and market analysis so long as Lender does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by such Confidentiality Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” means January 1, 2010.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, including records of Board minutes, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or similar governing body and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate, and if such Person is a foreign corporation such similar resolutions and certificates as may be required in the applicable foreign jurisdiction.

“Business Day” is any day that is not a Saturday, Sunday or a recognized public holiday in the United States or France, or a day on which Lender is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than 50% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors.

“Closing Date” is the date Lender executes this Agreement as indicated on the signature page hereof.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is the Growth Capital Advance, or any other extension of credit by Lender for Borrower’s benefit.

“Credit Party” means each of Borrower, Scient’x Groupe, S.A., Scient’x, S.A., Surgiview, S.A.S., Scient’x Italia Srl, Scient’x (UK) Limited and Scient’x Australia Pty Ltd., and the direct or indirect Subsidiaries of each.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300663593, maintained with Silicon Valley Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Final Payment” means a fee (in addition to and not a substitution for any other payment due hereunder) in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000).

“Funding Date” is the date on which the Growth Capital Advance is made to or on account of Borrower.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Growth Capital Advance” is the cash advance made under Section 2.1.1(a).

“Guarantor” is any present or future guarantor of the Obligations, including Scient’x Groupe, S.A., Scient’x, S.A., Scient’x Italia S.r.l., and Scient’x (UK) Limited.

“IFRS” means the International Financial Reporting Standards maintained by the International Accounting Standards Board which are in force from time to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Only Period” means the period of time commencing on the Funding Date through the day before the Amortization Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person Event” is any circumstance other than death or disability that results in the Chief Executive Officer or the Chief Financial Officer and Chief Operating Officer of Scient’x, S.A. not being actively engaged in the management of Scient’x, S.A., provided that a Key Person Event shall not be deemed to occur if a replacement for the Chief Executive Officer or Chief Financial Officer and Chief Operating Officer is hired and approved by the Board of Directors of Scient’x, S.A. within one hundred and twenty (120) days of the former Chief Executive Officer or Chief Financial Officer and Chief Operating Officer ceasing his or her role with Scient’x, S.A.

“Lender” is defined in the preamble hereof.

“Lender Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, the Promissory Note, any other note, or notes or guaranties executed by Borrower or any Credit Party, and any other present or future agreement between any Credit Party and/or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower, Scient’x Groupe, S.A., Scient’x, S.A. or Surgiview, S.A.S.; or (c) a material adverse change in the business, operations, or condition (financial or otherwise) of any Credit Party not named in clause (b) that, in the reasonable judgment of Lender, materially impairs the prospect of repayment of any portion of the Obligations.

“Maturity Date” is June 1, 2012, or such earlier date as the Growth Capital Advance or any portion of the Obligations is accelerated, whether by prepayment or otherwise.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lender Expenses and other amounts that Borrower owes to Lender from time to time under the Loan Documents or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Credit Party assigned to Lender.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State or other relevant competent body of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), and (d) if such Person is a foreign corporation, its similar governing documents, each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificates” means the completed certificates delivered to Lender prior to the Closing Date with respect to the Credit Parties (other than Scient’x Australia Pty ltd.) and the completed certificate of Scient’x Australia Pty Ltd. to be delivered to Lender in accordance with Section 6.13.

“Permitted Distributions” means:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of a Credit Party’s capital stock; and

(c) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) or in connection with the satisfaction of withholding tax obligations.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender under this Agreement and any other Loan Document;

(b) any Indebtedness existing on the Closing Date and evidenced by the financial, automobile, equipment and other leases shown on the Perfection Certificates;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards of up to $100,000;

(e) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect Borrower against fluctuations in interest rates, currency exchange rates, or commodity prices, in each case evidenced by agreements approved by Lender, such approval not to be unreasonably withheld or delayed;

(f) Indebtedness that also constitutes a Permitted Investment;

(g) Indebtedness secured by Permitted Liens;

(h) capitalized leases and purchase money Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year secured by Permitted Liens; and

(i) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Permitted Investments” are:

(a) Investments existing on the Closing Date;

(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within one (1) year from its acquisition and (ii) commercial paper maturing no more than two (2) years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(c) Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary so long as Lender has a first priority, perfected security interest in such Collateral Accounts;

(d) Cash Equivalents;

(e) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices and entered into in the ordinary course of business, in each case evidenced by agreements approved by Lender, such approval not to be unreasonably withheld or delayed;

(f) Investments of cash by any Credit Party in any other Credit Party made in accordance with Section 2.1.1(a), including the acquisition by Scient’x, S.A. of shares in its Subsidiaries not currently held by Scient’x, S.A.;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of loans and advances to employees in an aggregate amount not to exceed $100,000.

Notwithstanding the foregoing, Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security.”

“Permitted Liens” are:

(a)(i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Person responsible for such maintains adequate reserves on its Books; provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens (including purchase money liens and liens with respect to capital leases) (i) on equipment acquired or held by Borrower incurred for financing such equipment, or (ii) existing on equipment when acquired;

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (i), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not reasonably expected to result in a Material Adverse Change;

(g) leases or subleases of real property granted in the ordinary course of business if the leases and subleases do not prohibit granting the Lender a security interest in the Collateral;

(h) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business;

(i) Liens of carriers, materialmen, mechanics, landlords, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred and Fifty Thousand Dollars ($150,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(j) Liens to secure payment of up to $100,000 of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); and

(k) the following deposits, to the extent made in the ordinary course of business: deposits to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, securing an aggregate outstanding indebtedness of up to $250,000.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an amount equal to:

(i) for a prepayment made on or prior to May 29, 2010, six percent (6.0%) of the principal amount of the Growth Capital Advance prepaid;

(ii) for a prepayment made after May 29, 2010, and on or prior to May 29, 2011, three percent (3.0%) of the principal amount of the Growth Capital Advances prepaid; or

(iii) for a prepayment made after May 29, 2011, two percent (2.0%) of the principal amount of the Growth Capital Advances prepaid;

“Promissory Note” means a Promissory Note in substantially the form attached hereto as Exhibit D.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Scient’x, S.A.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Lender and which is reflected in a written agreement in a manner and form reasonably acceptable to Lender and approved by Lender in writing, and (b) to the extent the terms of subordination do not change adversely to Lender, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Transfer” is defined in Section 7.1.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

SCIENT’X USA, INC.

By	/s/ Oliver Burckhardt
Name:	Oliver Burckhardt
Title:	President and CEO

LENDER:

OXFORD FINANCE CORPORATION

By	/s/ Tim Lex
Name:	Tim Lex
Title:	COO

The following Credit Parties acknowledge that Borrower has made certain representations and warranties in Section 5 in respect of the Credit Parties, that the Credit Parties have agreed to take certain actions set forth in Section 6 and refrain from taking certain actions set forth in Section 7, and that the occurrence of certain circumstances in respect of the Credit Parties set forth in Section 8 would constitute an Event of Default under the Agreement.

SCIENT’X GROUPE, S.A.

By:	/s/ Oliver Burckhardt
Name:	Oliver Burckhardt
Title:	Director General

SCIENT’X, S.A.

By	/s/ Oliver Burckhardt
Name:	Oliver Burckhardt
Title:	President and Director General

SCIENT’X (UK) LIMITED

By	/s/ Oliver Burckhardt
Name:	Oliver Burckhardt
Title:	Director

SURGIVIEW, S.A.S.

By:	Scient’x, S.A.
Title:	President

By:	/s/ Oliver Burckhardt
Name:	Oliver Burckhardt
Title:	President and Directeur General